July 16, 2024

Ionic Ventures, LLC
3053 Fillmore St., Suite 256
San Francisco, CA 94123

Re: Securities Purchase Agreement Second Closing

Dear Sirs:

Reference is made to (i) that certain Securities Purchase Agreement (as modified from time to time, the "**Securities Purchase Agreement**"), dated as of June 21, 2024, between the Company and the purchaser identified therein (the "**Buyer**"), and (ii) the other transaction documents, as modified from time to time (together with the Securities Purchase Agreement, the "**Transaction Documents**"). Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

This letter agreement (this "**Letter Agreement**") confirms our recent discussions about, among other matters, the following modifications to the Securities Purchase Agreement.

(1) This Letter Agreement shall be deemed to be a Transaction Document.

(2) On or about the date hereof (the "Second Closing Date"), the Buyer shall purchase $500,000 of Series B Preferred Stock pursuant to the Securities Purchase Agreement.

(3) Except as set forth in Exhibit A attached hereto, there have been no changes to the Disclosure Schedules delivered in connection with the First Closing.

(4) All closing conditions required in the Securities Purchase Agreement shall apply to the Second Closing Date.

The Company hereby reaffirms all obligations and liabilities under the Securities Purchase Agreement and agrees that such obligations and liabilities shall remain in full force and effect.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Securities Purchase Agreement or any other applicable Transaction Document to "**this Agreement**," "**hereunder**," "**hereof**," "**herein**," or words of like import, and each reference in the other Transaction Documents to such Securities Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like "**thereunder**," "**thereof**" and words of like import), shall refer to the Securities Purchase Agreement as modified thereby, and this Letter Agreement and the Securities Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any

jurisdictions other than the State of New York, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Securities Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

BIOTRICITY INC.

By: ______________________________
Name: Waqaas Al-Siddiq
Title: Chief Executive Officer

AGREED AND ACCEPTED:

Ionic Ventures, LLC

By:______________________
Name:
Title:

Exhibit A

The following are updates to the Disclosure Schedules:

Schedule 3(r)(iii)
Valid Issuance; Available Shares; Affiliates

In addition to common shares outstanding, the Company has issued 160,672 exchangeable shares that directly exchange into equivalent common shares totaling 160,672 common shares.

A. Options and Warrants
STOCK OPTIONS: 1,214,713, with an average exercise price of $9.69 and up to a 10-year term.

WARRANTS: 666,453, with an average exercise price of $7.26 and expirations dates ranging from August 2026 to October 2033.

- B. Convertible Preferred Stock

The Company has 200 Series A Preferred Stock, that are issued and outstanding, with the following conversion terms:

The Series A Preferred Stock is convertible into shares of common stock on a monthly basis, up to 5% of the aggregate amount of the Purchase Price can be converted (subject to adjustment for changes in the Holder's ownership of the underlying Series A Preferred Stock). The conversion price is equal to the greater of $.001 or a 15% discount to the volume-weighted average price ("VWAP") of the Company's common stock five Trading Days immediately prior to the conversion date (the "Conversion Rate). Additionally, subject to certain provisions, the Holder may exchange its Series A Preferred Stock into any common stock financing being conducted by the Company at a 15% discount to the pricing of that financing.

- C. Convertible Promissory Notes
- The Company has a total of $5,604,607 issued and outstanding in convertible promissory notes that may convert at the option of the noteholder or the Company at conversion prices that are typically a discount of between 15% to 25% of the stock price VWAP at the time of conversion.
- D. An aggregate of 935,175 shares of the Company's common stock are held by Persons who are "affiliates."

Schedule 3(r)(iv)

Existing Securities; Obligations

See Schedule 3(r)(iii).

Holders of Series A, B and C Convertible Notes, including the warrants that may be exercised thereunder have registration rights, are disclosed in the Company's 10-Q for the three months ended December 31, 2023 and in the Company's 10-K for the year ended March 31, 2024 and any subsequent public filings on EDGAR.

Schedule 3(s)
Indebtedness and Other Contracts

A. Promissory Notes – $1,222,500
B. Short Term Loans and A/R Financing Advances – $2,433,206
C. Convertible Notes – $5,604,607
D. Term Loan – $12,964,000
E. SBA Loans – $870,800